EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING ANNOUNCES
LAUNCH OF TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 11.250% SENIOR SECURED NOTES DUE 2017

EL PASO, Texas - March 11, 2013 - Western Refining, Inc. (NYSE:WNR) announced today that it is commencing a tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding $325,000,000 aggregate principal amount of 11.250% Senior Secured Notes Due 2017 (the “Notes”). In connection with the Tender Offer, the Company is also seeking consents (the “Consent Solicitation”) to proposed amendments to the indenture, dated June 12, 2009 (the “Indenture”), which governs the Notes.

The terms and conditions of the Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement, dated March 11, 2013, and the related Consent and Letter of Transmittal (the “Offer to Purchase and Consent Solicitation Materials”).

Information related to the Notes and other information relating to the Tender Offer and Consent Solicitation are listed in the table below. The tender offer documents more fully set forth the terms of the Tender Offer and the Consent Solicitation Materials.

Notes	CUSIP Numbers	Principal Amount Outstanding	Offer Consideration(1)	Consent Payment(1)	Total Consideration(1)
11.250% Senior Secured Notes due 2017	959319AA2 U95562AA9	$325,000,000	$1,059.60	$20.00	$1,079.60

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the Offer Consideration or Total Consideration, as applicable.

Holders who validly tender their Notes prior to 5:00 p.m., New York City Time, on Friday, March 22, 2013 (the “Early Tender Deadline”), will be eligible to receive total consideration of $1,079.60 per $1,000 principal amount of Notes, which includes a consent payment of $20.00 per $1,000 principal amount of Notes tendered. Holders must validly tender and not validly withdraw their Notes, and have their Notes accepted for purchase in the Tender Offer, at or prior to the Early Tender Deadline in order to be eligible to receive the Total Consideration, including the consent payment. A Holder cannot deliver a consent with respect to the Notes without tendering its corresponding Notes or tender its Notes without delivering a corresponding consent.

The Tender Offer is scheduled to expire at Midnight, New York City Time, on Friday, April 5, 2013, unless extended or earlier terminated by the Company (the “Expiration Time”).

Holders who validly tender their Notes after the Early Tender Deadline, but before the Expiration Time, will receive the Offer Consideration of $1,059.60 per $1,000 principal amount of Notes tendered.

Upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement Materials, payment for Notes accepted for purchase will be made (a) with respect to the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline, promptly after such acceptance for purchase (which is currently expected to be March 25, 2013, unless the Early Tender Deadline is extended), and (b) with respect to Notes validly tendered after the Early Tender Deadline but at or before the Expiration Time, promptly after the Expiration Time (which is currently expected to be April 8, 2013, unless the Tender Offer is extended).

Holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the date on which such Notes are purchased.

Tendered Notes may be withdrawn at any time before the earlier of: (i) 5:00 p.m. New York City Time, on Friday, March 22, 2013, unless extended by the Company (the “Withdrawal Deadline”); and (ii) the date a supplemental indenture is executed, which is expected to be on or promptly following the receipt of the Requisite Consents (as defined in the Offer to Purchase and Consent Solicitation Materials). Holders of Notes who tender their Notes after the Withdrawal Deadline, but on or prior to the Expiration Time, may not withdraw their tendered Notes.

In the event that the Company receives the requisite consents of a majority of the aggregate principal amount of the outstanding Notes to certain Proposed Amendments (as such term is defined in the Offer to Purchase and Consent Solicitation Materials), the Company will enter into a supplemental indenture reflecting the Proposed Amendments.

The Tender Offer and Consent Solicitation are conditioned upon the satisfaction of certain conditions, including the Company successfully completing one or more debt security offerings as described in the Offer to Purchase and Consent Solicitation Materials (the “Financing”). Subject to applicable law, the Company may also extend, amend or terminate the Tender Offer and Consent Solicitation at any time before the Expiration Time in its sole discretion.

The Company has retained Deutsche Bank Securities Inc. to act as the dealer manager (the “Dealer Manager”) for the Tender Offer and Consent Solicitation. D.F. King & Co., Inc. will act as the Tender Agent and Information Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation should be directed to Deutsche Bank Securities Inc. at (855) 287-1922 (toll-free). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 488-8035 (toll-free).

None of the representatives or employees of the Company, any of its subsidiaries or affiliates, the Dealer Manager, the Tender Agent and Information Agent or The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture, make any recommendations as to whether or not holders of the Notes should issue their consents pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such recommendations.

This press release does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company. The Tender Offer and Consent Solicitation will be made solely by the Offer to Purchase and Consent Solicitation and the accompanying consent form. All statements herein regarding the terms of Tender Offer and Consent Solicitation, the proposed amendments, any supplemental indenture and the Indenture are qualified in their entirety by reference to the text of the Offer to Purchase and Consent Solicitation Statement and the accompanying consent form, the supplemental indenture and the Indenture. The completion of the Tender Offer and the Consent Solicitation and the execution of any supplemental indenture is subject to a number of conditions. No assurance can be given that any such Consent Solicitation can or will be completed on terms that are acceptable to the Company, or at all, or that a supplemental indenture will be executed.

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